205 DATURA STREET
                                                       WEST PALM BEACH, FL 33401
                                                      (561) 803-9900
PRESS RELEASE
FOR IMMEDIATE RELEASE

                          Fidelity Bankshares Declares
                   3-for-2 Split; Increases Cash Dividend 20%;
       Announces Filing of Registration Statement for Sale of One Million
                             Shares of Common Stock


West Palm Beach, Fla., November 19, 2004 -- Fidelity  Bankshares,  Inc. (Nasdaq:
FFFL), the holding company for Fidelity Federal Bank & Trust, said today the company has filed a registration statement with the Securities and Exchange Commission proposing to sell approximately one million shares of its common stock, subject to a 15% underwriters' over-allotment. Excluding the over-allotment, this would represent the sale of common stock equal to approximately 6.6% of the shares currently outstanding.

Fidelity Bankshares Chairman Vince A. Elhilow said, "This offering will produce an additional infusion of capital which will enable the bank to continue its franchise expansion. It will also position us to use a future issue of trust preferred securities, if needed, to further leverage our stockholders' interests."

Keefe, Bruyette & Woods, Ryan Beck & Co. and Janney, Montgomery and Scott LLC are assisting the company in the transaction.

The company also announced that its board of directors has approved a three-for-two split of its common stock, in the form of a stock dividend, effective for stockholders of record on December 31, 2004.

Concurrently with the stock split, the board set a cash dividend for stockholders of record on December 31, 2004 at $0.08 per share. Payable on January 14, 2005, the dividend represents a 20% increase in the company's cash dividend payments.

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Fidelity Bankshares, Inc., through its subsidiary Fidelity Federal Bank & Trust, has assets of $3.44 billion and deposits of $2.69 billion and operates in Florida through 43 offices in Palm Beach, Martin and St. Lucie counties.

An investment profile on Fidelity Bankshares may be found on the website http://www.hawkassociates.com/fffl/profile.htm.

For more information, contact Chairman and CEO Vince A. Elhilow or Chief Financial Officer Richard D. Aldred at (561) 803-9900, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 852-2383, e-mail: info@hawkassociates.com. Information about Fidelity Bankshares, Inc. can be found on the website http://www.fidelityfederal.com. Copies of Fidelity Bankshares press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found on the website http://www.hawkassociates.com.

Forward-Looking Statements. When used in this report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.